UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas		77010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            Effective April 2, 2013,  Jennifer A. Frisch resigned as Chief Accounting Officer of ZaZa Energy Corporation (the “Company”).

            The board of directors of the Company appointed Paul F. Jansen, age 34, as Chief Accounting Officer of the Company effective upon the resignation of Jennifer Frisch on April 2, 2013.    Mr. Jansen joined the Company on March 27, 2013. Prior to joining the Company, Mr. Jansen served as Controller and Chief Accounting Officer for Crimson Exploration Inc. between January 2012 and March 2013. Mr. Jansen was with PricewaterhouseCoopers LLP in Houston and the Netherlands serving clients in the oil and gas industry in the United States and Europe from 2002 to 2012, most recently as Senior Manager.

Mr. Jansen is a contributing editor to the 7th Edition of the “Petroleum Accounting: Principles, Procedures & Issues” text book and co-author of “A note on transition stock return behavior” (Applied Economics Letters 2004).  Mr. Jansen received a Master of Science degree in Economics from Maastricht University in Maastricht, the Netherlands, and is a Certified Public Accountant in the State of Texas and the equivalent of a Certified Public Accountant in the Netherlands.

Mr. Jansen is party to an Employment Agreement (the “Employment Agreement”) with the Company, which has an initial term ending on April 1, 2015.  Mr. Jansen will receive an annual base salary of not less than $250,000 (the “Base Salary”), as well as reimbursement of business expenses, health benefits, eligibility to participate in retirement plans, and certain benefits available to other senior executives of the Company, including paid time off and coverage under the Company’s D&O insurance policy.  The Base Salary may be increased from time to time if approved by the Company’s Compensation Committee, and may not be decreased without Mr. Jansen’s approval.  Mr. Jansen will also receive customary insurance and other benefits in addition to the Base Salary.  Pursuant to the Employment Agreement, Mr. Jansen is entitled to receive an annual cash bonus payment targeted at 30-50% of the Base Salary, based upon the accomplishment of certain achievement goals determined annually.  Mr. Jansen is also entitled to receive grants under the ZaZa Energy Corporation Long Term Inventive Plan, based upon the accomplishment of certain achievement goals for each fiscal year determined by the Compensation Committee and payable in common stock.  Each long term award shall vest in three equal installments on the first, second, and third anniversaries of the date upon which the Company determines the value of the subject long term incentive payment.  The Employment Agreement may be terminated by the Company: (i) based upon the expiration of the Employment Agreement, (ii) due to Mr. Jansen’s death or disability, or (iii) with or without Cause (as that term is defined in the Employment Agreement).  Mr. Jansen may terminate the Employment Agreement with or without Good Reason (as that term is defined in the Employment Agreement).

If Mr. Jansen’s employment is terminated due to his death or disability, Mr. Jansen or his estate or beneficiaries shall be entitled to receive: (i) the Accrued Obligations (as that term is defined in the  Employment Agreement) which include any unpaid portion of the Base Salary, unpaid expenses, and certain other benefits, (ii) the immediate vesting of all unvested common shares including, but not limited to, any such shares that comprise any long term incentive award previously granted to Mr. Jansen, and (iv) continuation and/or payment of Mr. Jansen’s and his dependents’ medical insurance premiums for twelve (12) months following termination.  If Mr. Jansen is terminated by the Company for Cause, he shall be entitled to receive only the Accrued Obligations; any previously awarded but unvested common shares as of the date of termination shall be cancelled.  If Mr. Jansen is terminated without Cause, he shall be entitled to receive: (i) the Accrued Obligations, (ii) continued payment of the Base Salary for 12 months after Mr. Jansen is terminated (the “Severance Term” as that term is more fully defined in the Employment Agreement), (iii) continued payment of medical benefits during the Severance Term (subject to termination upon Mr. Jansen becoming eligible to receive any health benefits while employed by or providing service to any other business entity during the Severance Term or the Company requiring Mr. Jansen to elect continuation coverage under COBRA), and (iv) reimbursement of outplacement fees not to exceed $10,000, payable for six months following termination.  If Mr. Jansen terminates his employment with Good Reason, the Company shall be obligated to provide the same payments as set forth above if the Company had terminated Mr. Jansen without Cause.  If Mr. Jansen terminates his employment without Good Reason, Mr. Jansen is entitled to receive only the Accrued Obligations; any previously awarded but unvested common shares as of the date of termination shall be cancelled.  If Mr. Jansen’s employment is terminated within one (1) year following a Change of Control by the Company without Cause, or by Mr. Jansen with or without Good Reason, Mr. Jansen shall be entitled to receive the same payments as set forth above if the Company had terminated Mr. Jansen without Cause.  All payments made to Mr. Jansen as a result of the termination of his employment with the Company shall be delayed for such period of time as is necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended.

The Employment Agreement also contains certain confidentiality and non-interference covenants, which are subject to certain exceptions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of March 13, 2013, between ZaZa Energy Corporation and Paul F. Jansen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: April 8, 2013	By:	/s/ Todd A. Brooks
	Name:	Todd A. Brooks
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of March 13, 2013, between ZaZa Energy Corporation and Paul F. Jansen.